Exhibit 99.(k)(v)

AMENDMENT AGREEMENT

AMENDMENT AGREEMENT (“Amendment”) dated as of January 29, 2009 to the Committed Facility Agreement dated September 30, 2008 between BNP Paribas Prime Brokerage, Inc. (“BNPP PB Inc.”) (fka Banc of America Finance Services Inc. (“BAFSI”)) and Fiduciary/Claymore MLP Opportunity Fund (“Customer”)

WHEREAS, Bank of America, N.A., London Branch (“BAL”) and Customer previously entered into a Committed Facility Agreement dated as of September 30, 2008 (the “Agreement”);

WHEREAS, the Agreement was previously assigned to BAL’s affiliate, Banc of America Finance Services, Inc., and BAFSI subsequently changed its name to BNP Paribas Prime Brokerage, Inc.;

WHEREAS, the parties hereto desire to amend the Agreement as provided herein.

NOW THEREFORE, in consideration of the mutual agreements provided herein, the parties agree to amend the Agreement as follows:

1.                                       Waiver of Prior Defaults or Facility Termination Events

BNPP PB Inc. hereby waives (“Waiver”) any prior or existing Default that resulted solely from a decline in Customer’s Net Asset Value as described in Section 9(c)(iii) and any prior Facility Termination Event that resulted solely from a decline in Customer’s Net Asset Value as described in Section 9(d)(iii).

2.                                       Amendment to Definitions

Section 1(g) of the Agreement is hereby deleted and replaced in its entirety with the following:

““Initial NAV” means the Net Asset Value of Customer as of the close of business on December 4, 2008 (“Initial NAV Date”).”

3.                                       Amendment to NAV Facility Termination Event

Section 9(d)(iii) of the Agreement is hereby deleted and replaced in its entirety with the following:

“(A) as of the close of business on the last Business Day of the calendar month ending within the one month period after the Initial NAV Date (the “First Monthly Period”), the Net Asset Value of Customer as of such last Business Day of such calendar month declines by thirty percent (30%) or more from the Initial NAV, provided that following the First Monthly Period, it shall be a Facility Termination Event if the Net Asset Value of Customer as of the close of business on the last Business Day of any calendar month declines by thirty percent (30%) or more from the Net Asset Value of Customer as of the close of business on the last Business Day of the immediately preceding calendar month, (B) as of the close of business on the last Business Day of any calendar month within the three month period after the Initial NAV Date (the “First Three Month Period”), the Net Asset Value of Customer as of such last Business Day of any of the three calendar months declines by forty percent (40%) or more from a value that is 115% of the Initial NAV, provided that following the First Three Month Period, it shall be a Facility Termination Event if the Net Asset Value of Customer as of the close of business on the last Business Day of any calendar month declines by forty percent (40%) or more from the Net Asset Value of Customer as of the close of business on the last Business Day of the calendar month three months prior, or (C) as of the close of business on the last Business Day of each calendar month within the twelve month period after the Initial NAV Date (the “First Twelve Month Period”), the Net Asset Value of Customer as of such last Business Day of any of the twelve calendar months has declined by fifty percent (50%) or more from a value that is 120% of the Initial NAV, provided that following the First Twelve Month Period, it shall be a Facility Termination Event if the Net Asset Value of Customer as of the close of business on the last Business Day of any calendar month declines by fifty percent (50%) or more from the Net Asset Value of Customer as of the close of business on the last Business Day of the calendar month twelve months prior (for purposes of (A), (B) and (C) above, any decline in Net Asset Value shall not take into account any positive or negative change caused by capital transfers, such as redemptions, withdrawals, subscriptions, contributions, dividends or investments, howsoever characterized, and all amounts set forth in redemption notices received by or on behalf of Customer (notwithstanding the date the actual redemption shall occur));”

4.                                       Representations

Each party represents to the other party that all representations contained in the Agreement are true and accurate as of the date of this Amendment and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment.

5.                                       Miscellaneous

(a)          Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings specified for such terms in the Agreement.

(b)         Entire Agreement. This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings (except as otherwise provided herein) with respect thereto.

(c)          Counterparts.  This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

(d)         Headings.  The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.

(e)          Governing Law.  This Amendment will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

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IN WITNESS WHEREOF the parties have executed this Amendment with effect from the first date specified on the first page of this Amendment.

BNP PARIBAS PRIME BROKERAGE, INC.	FIDUCIARY/CLAYMORE MLP OPPORTUNITY FUND

/s/ Authorized Officer	/s/ Steven M. Hill
Name:	Name:	Steven M. Hill

Title:	Title:	Chief Accounting Officer, Chief Financial Officer and Treasurer